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                                                                   EXHIBIT 10.11



                        BIOCRYST PHARMACEUTICALS, INC.
                            2190 Parkway Lake Drive
                           Birmingham, Alabama 35244


                              December 17, l996

Dr. Charles E. Bugg
Chairman and CEO
BioCryst Pharmaceuticals, Inc.
2190 Parkway Drive
Birmingham, Alabama 35244

Dear Dr.  Bugg:

    This letter agreement (the "Agreement") will serve to confirm our agreement win respect to the terms and corrections of the employment of Dr. Charles E. Bugg (the "Employee") by BioCryst Pharmaceuticals, Inc., a Delaware corporation ("BioCryst"), after December 31, 1996.

    The terms and conditions of such employment are as follows:

    1. Term of Employment. Subject to the terms and conditions of this Agreement, BioCryst hereby employs Employee, effective January 1, 1997, as Chairman of the Board and Chief Executive Officer of BioCryst, and Employee hereby accepts such employment. In addition, during the terms of this Agreement, BioCryst shall use its best efforts to provide that the Employee shall be elected as a member of the Board of Directors of BioCryst each year. BioCryst acknowledges and agrees that after December 31, l996 Employee may also hold positions at the University of Alabama at Birmingham as Professor Emeritus of Biochemistry, Adjunct Senior Scientist in the Comprehensive Cancer Center, Adjunct Senior Scientist in the Center for Macromolecular Crystallography, and such other appointments that might be offered to the Employee from time to time, and the Employee will be permitted to devote up to ten percent (10%) of his time to such activities and to research and other activities at the University of Alabama at Birmingham, if the Employee desires to participate in such activities. Otherwise, after December 31, l996 the Employee shall devote his full business time and energies to BioCryst. Except as provided in this paragraph 1, the Employee shall not during the term of his employment, engage in any other business activity that would interfere with, or prevent him from carrying out, his duties and responsibilities under this Agreement. BioCryst hereby agrees and acknowledges that any compensation which the Employee receives from participation in such allowable activities shall be outside the scope of this Agreement and in addition to any compensation received hereunder. The term of employment of Employee under this Agreement shall commence as January 1, l997 and shall terminate on December 31, 1999, unless earlier terminated in accordance with the provisions of paragraph 3 hereof.

    2. Basic Full-Tine Compensation and Benefits.

    (a) As basic yearly compensation for services rendered under this Agreement for services rendered under paragraph 1 of this Agreement, Employee shall be entitled to receive from BioCryst, for the term of his full-time employment under this Agreement, an aggregate salary of $245,000 per year which remuneration shall be payable in equal monthly installments of $20,416.67 on the first business day of each month during the term of this Agreement, beginning on January 1, 1997. This salary will be reviewed annually by the Board of Directors and may be raised at the discretion of the Board.

    (b) In addition to the basic Compensation set forth in (a) above, Employee shall be entitled to receive such other benefits and perquisites provided to other executive officers of BioCryst which benefits may include, without limitation, reasonable vacation, sick leave, medical benefits, life insurance, and participation in profit sharing or retirement plans.



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Dr. Charles E. Bugg
December 17, 1996
Page 2

    (c) In addition to the basic compensation set forth in paragraphs 2(a) and
(b) above, the Employee shall receive a bonus of $50,000.00 payable on the last day of each calendar year during the term of this Agreement, commencing with the calendar year 1997, unless the Board of Directors of BioCryst; determine that on the basis of the financial condition of BioCryst payment of such bonus would be imprudent and not in the best interest of BioCryst. The Board of Directors of BioCryst may from time to time, in its discretion, also grant such other cash or stock bonuses to the Employee either as an award or as an incentive as it shall deem desirable or appropriate.

    3. Stock Options. BioCryst hereby agrees that it will grant a stock option to the Employee on December 31 of each year during the term of this Agreement. beginning with the year 1997, to purchase at least 25,000 shares of Common Stock of BioCryst, par value $0.01 per share (the "Common Stock"), from the authorized and unissued stock or treasury stock of BioCryst, based on the performance of the Employee. The Board of Directors of BioCryst shall determine, in its sole discretion, based upon the performance of the Employee and the results of operations of BioCryst for the immediately preceding twelve (12) months, the number of shares which may be purchased pursuant to each such option, provided the number of shares shall not in any case be less than 25,000 In addition, BioCryst shall also grant to the Employee an option to purchase 100,000 shares of BioCryst Common Stock upon the occurrence of each of the following:

    (a) submission by BioCryst to the Food and Drug Administration (the "FDA") of any new drug application;

    (b) final approval of each such new drug application by the FDA.

    The exercise price per share for each share of BioCryst Common Stock subject to each such option shall be the fair market value thereof on the date such additional option is granted.

    The parties intend for the options granted pursuant to this Agreement (the "Options") to qualify as "incentive stock options," as that term is defined in
Section 422 of the Internal Revenue Code of 1986, as amended ("Section 422"). The parties understand that the portion of any Option, together with the portion of any other incentive stock option granted by BioCryst and its parent and subsidiary corporations, if any, which may become exercisable in any year in excess of an aggregate of $100,000 fair market value, determined as of the date such Option or other option, as the case may be, was granted, may not be treated as an incentive stock option under Section 422. The Options may be exercised and the Common Stock may be purchased by the Employee as a result of such exercise only within the periods and to the extent hereinafter set forth:

    (c) Each Option shall be 25% exercisable one year after the date it was granted, and the remaining seventy-five percent (75%) shall vest and become exercisable at the rate of 1/48th per month, commencing with the thirteenth
(13th) month after the date such Option was granted, and continuing to vest for the succeeding months until fully vested and exercisable. Notwithstanding the foregoing, in the event of a Change in Control or Structure, as defined below, or as set forth in subparagraphs (d) or (e) below, the entire amount of each Option shall become immediately exercisable.

    (d) If the Employee suffers a period of permanent disability, as defined in paragraph 4(b) below, the entire amount of the Option may be exercised at any time after termination for such disability and before the earlier of twenty-four
(24) months or the expiration date of the Option.

    (e) In the event of the death of the Employee, the executor or administrator of the estate of the Employee, or other reliable transferee, shall have the right to exercise each Option, in its entirety, within the earlier of twenty-four (24) months after the Employee's death or before the original expiration of the Option. Except as provided in this subparagraph (e), the Employee shall not have the right to transfer any Option.


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Dr. Charles E. Bugg
December 17, 1996
Page 3

    (f) Subject to paragraphs 3c), d), and e) above, each Option may, in the Employees sole discretion, be exercised in full at one time as to the total number of shares of Common Stock then exercisable, or in part from time to time as to a specific number of shares of Common Stock then exercisable. A partial exercise of an Option will not affect the exercisability of the remainder of the Option.

    (g) In no event shall the period for exercising the Option exceed ten (10) years from the date such Option is granted.

    (h) For purposes of this Agreement, the term "Change of Control or Structure" shall mean:

    (i) The acquisition by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the then outstanding shares of Common Stock at the time of such event or the combined voting power of BioCryst's then outstanding voting securities generally entitled to vote in the election of directors, or

   (ii) any merger, consolidation or business combination of BioCryst with or into any other entity, or

   (iii) any transaction effected by a sale of substantially all the assets of BioCryst.

    (i) In the event the employment of the Employee is terminated for any reason other than as set forth in subparagraph (d) or (e) above, the Employee may, within three (3) months following the date of such termination, exercise each Option to the full extent that they were exercisable immediately prior to the date of such termination, subject, however, to the limitation set forth in subparagraph (g) above.

    (j) All numbers of shares subject to any Option or Additional Options and all option prices, shall be subject to appropriate anti-dilution adjustment to take account of stock splits, stock dividends, merger, consolidation, reclassification or the like.

    4. Termination. Notwithstanding the provisions of paragraph 1 hereof, the employment of the Employee under this Agreement may be terminated in the following circumstances:

    (a) BioCryst may terminate the employment of Employee hereunder immediately for "Cause" and without payment. "Cause" for termination of Employee's employment hereunder shall exist if Employee

        (i) shall confess to committing or shall be convicted of any felony or any crime involving moral turpitude, or

        (ii) shall have engaged in gross and willful misconduct which is materially injurious to the business of BioCryst.

    (b) BioCryst may terminate the employment of the Employee hereunder upon thirty (30) days written notice if the Employee shall have suffered a period of permanent disability, which shall for purposes of this Agreement be defined as the inability of Employee to perform his duties hereunder by reason of physical or mental incapacity for ninety (90) days, whether consecutive or not, during any consecutive twelve (12) month period.


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Dr. Charles E. Bugg
December 17, 1996
Page 4

    Upon such termination of employment, all rights of Employee to receive any future payments under paragraph 2 above shall cease.

    5. Non-Competition.

    (a) Non-Competition Agreement. The Employee agrees that for one (1) year
        -------------------------
following the termination of this Employment Agreement by reason of the voluntary termination by the Employee, without cause on the part of BioCryst, the Employee shall not become the Chief Executive Officer or become a key executive of another for-profit business enterprise whose activities are at such time directly competitive with BioCryst.

    (b) Equitable Remedies. Employee acknowledges and recognizes that a
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violation of this paragraph by Employee may cause irreparable and substantial damage and harm to BioCryst or its affiliates, could constitute a failure of consideration, and that money damages will not provide a full remedy for BioCryst for such violations. Employee agrees that in the event of his breach of this paragraph, BioCryst will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach, to enforce the specific performance of this paragraph by Employee, and to enjoin Employee from engaging in any activity in violation hereof.

    6. Miscellaneous.

    (a) Entire Agreement. This Agreement, including the exhibits hereto,
        ----------------
constitutes the entire agreement between the parties relating to the employment of the Employee by BioCryst and there are no terms relating to such employment other than those contained in this Agreement. No modification or variation hereof shall be deemed valid unless in writing and signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

    (b) Assignability. This Agreement may not be assigned without prior written
        -------------
consent of the parties hereto. To the extent allowable pursuant to this Agreement, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective executors, administrators, personal representatives, heirs, successors and assigns.

    (c) Notices. Any notice or other communication given or rendered hereunder
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by any party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, at the respective addresses of the parties hereto as set forth below.

    (d) Captions. The section headings contained herein are inserted only as a
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matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

    (e) Taxes. All amounts to be paid to Employee hereunder are in the nature of
        -----
compensation for Employee's employment by BioCryst, and shall be subject to withholding, income, occupation and payroll taxes and other charges applicable to such compensation.

    (f) Governing Law. This Agreement is made and shall be governed by and
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construed in accordance with the laws of the State of Alabama without respect to its conflicts of law principles.

    (g) Date. This Agreement is dated as of December 17, 1996.
        ----

    If the foregoing correctly sets forth our understanding, please signify your acceptance of such terms by executing this Agreement, thereby signifying your assent, as indicated below.



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Dr. Charles E. Bugg
December 17, 1996
Page 5






                                  YOURS VERY TRULY,

                                  BIOCRYST PHARMACEUTICALS, INC.
                                  By: /s/William W. Featheringill
                                      ---------------------------
                                  Its:Chairman of the Compensation Committee
                                      --------------------------------------
                                  Address:
                                  2190 Parkway Lake Drive
                                  -----------------------
                                  Birmingham, Alabama 35244
                                  -------------------------

AGREED AND ACCEPTED, as of this 20th day of December, 1996.
                                ----        --------
                                  /s/Charles E. Bugg
                                  ------------------
                                  Address:
                                  4370 Cliff Road
                                  ---------------
                                  Birmingham, Alabama 35222
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